EXHIBIT 1

FOR RELEASE OCTOBER 3, 2005	CONTACT:	Farlin Halsey	(403) 295-4970
	INVESTOR CONTACT:	Sonia Ross	(403) 295-4532

NovAtel Inc. Acquires Waypoint Consulting Inc.

(Calgary, Alberta, Canada, October 3, 2005) - NovAtel Inc. (NASDAQ: NGPS), a precise positioning technology company, announced today that it has acquired Waypoint Consulting Inc., located in Calgary, Alberta, for approximately CDN $3.2 million, in cash. Waypoint is a precise positioning software company that produces real-time and post-processing position determination software using input from precision GPS and GPS/inertial systems.

The acquisition of Waypoint is expected to immediately broaden NovAtel’s base of core precise positioning technology and enables NovAtel to address growing customer demand for specialized real-time and post-processing GPS and GPS/inertial positioning and trajectory software. NovAtel plans to leverage Waypoint’s proven products, intellectual property and expertise across a number of market applications.

“A key element of NovAtel’s growth strategy is to partner with and/or acquire businesses having complementary technology, products and/or access to markets. We believe the acquisition of Waypoint demonstrates our continued commitment to meet evolving market needs by offering a broader range of precise positioning technology and OEM solutions to our worldwide customer base,” stated Jon Ladd, NovAtel’s President and CEO.  “Over the past 13 years, Waypoint has established a strong industry reputation of technical excellence, competitive products and high quality technical support.  We are very pleased to have their talented team join forces with us in our goal to become the leading provider of precise positioning technology to our targeted commercial markets.”

“This is a tremendous opportunity for Waypoint,” said Hugh Martel, Co-founder and President of Waypoint.  “The combination of our internationally recognized GPS and GPS with inertial software with the leading-edge GPSplus products being developed by NovAtel will deliver even better positioning solutions to our customers.”

“Waypoint is extremely excited to join NovAtel as it allows us to focus 100% of our efforts on software development and support with the ability to leverage NovAtel’s business operations for greater expansion,” added Darren Cosandier, Co-founder and Managing Director of Waypoint.

NovAtel expects the acquisition of Waypoint will contribute approximately CDN $2 million revenue on an annualized basis.

About Waypoint Consulting Inc.

Waypoint Consulting Inc. has been in existence since 1991, starting out as a developer for conventional survey software products. Since 1992, Waypoint has been developing high-precision GPS software products. With this primary focus, the Company has gained industry-leading expertise in GPS algorithm development and data analysis.

About NovAtel Inc.

NovAtel designs, markets and sells high-precision GPS and other positioning components and sub-systems used in a wide variety of commercial applications principally in the aviation, geomatics (surveying and mapping), mining, precision agriculture, marine and defence industries. NovAtel’s solutions combine hardware, such as receivers and antennas, with software to enable its customers to fully integrate the Company’s high-precision GPS technology into their respective products and systems. NovAtel, an ISO 9001 certified company, is focused on supplying core high-precision positioning technology to OEMs and system integrators who build systems for various end market applications. For more information, visit www.novatel.com.

Certain statements in this news release, including those about the Company’s future plans and intentions, future performance, revenue and market acceptance of Waypoint Consulting Inc.’s business and technology, are forward-looking statements. These forward-looking statements are not based on historical facts but rather on management’s current expectations regarding NovAtel’s future growth, results of operations, performance, future capital and other expenditures, competitive advantages, business prospects and opportunities. Wherever possible, words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘expect’’, ‘‘may’’, ‘‘could’’, ‘‘will’’, ‘‘potential’’, ‘‘intend’’, ‘‘estimate’’, ‘‘should’’, ‘‘plan’’, ‘‘predict’, “forecast”‘ or the negative or other variations of these words, or similar words or phrases, have been used to identify these forward-looking statements. Forward-looking statements involve significant known and unknown risks, uncertainties and assumptions. Many factors could cause actual results, performance or achievements to differ materially from the results discussed or implied in the forward-looking statements, including operating results of Point, impact and timing of large orders, US dollar to Canadian dollar exchange rate fluctuations, establishing and maintaining effective distribution channels, certification and market acceptance of NovAtel’s new products, credit risks of customers and Point, pricing pressures in the market and other competitive factors, maintaining technological leadership, timing of revenue recognition in connection with certain contracts, actions by governmental authorities, and other factors described in our Form 20-F for the year ended December 31, 2004 and other SEC filings, many of which are beyond the control of NovAtel. These factors should be considered carefully and undue reliance should not be placed on the forward-looking statements. These forward-looking statements are made as of the date of this news release, and NovAtel assumes no obligation to update or revise them to reflect new events or circumstances.